Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-44962, 33-44963, 33-64832, 33-74418, 33-86106, 33-86108, 333-39653, 333-37163, 333-71539, 333-58016, 333-111477, 333-119125 and 333-119126) and Form S-3 (File Nos. 333-108347, 333-109429, 333-121946 and 333-124235) of American Superconductor Corporation of our report dated March 23, 2007, except as it relates to Note 2, as to which the date is June 13, 2007, relating to the financial statements of Windtec Consulting GmbH, which appears in Amendment No. 2 to the Current Report on Form 8-K of American Superconductor Corporation dated January 5, 2007.

June 13, 2007

/s/ Aslan Milla	/s/ Detlef Kunz
Aslan Milla	p.p. Detlef Kunz

PwC Wirtschaftsprüfung AG

Wirtschaftsprüfungs- und

Steuerberatungsgesellschaft

ErdbergstraBe 200

A-1030 Vienna